Exhibit 5.1

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

November 23, 2005

Energy Transfer Partners, L.P.

2838 Woodside Street

Dallas, Texas 75204

Re:	Registration Statement on Form S-4 of Energy Transfer Partners, L.P. and the

Subsidiary Guarantors (as defined below)

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), and certain of its subsidiaries (the “Subsidiary Guarantors”) in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on behalf of the Partnership and the Subsidiary Guarantors, relating to the Partnership’s offer to exchange $400 million aggregate principal amount of the Partnership’s 5.65% Senior Notes due 2012 and the guarantees thereof by the Subsidiary Guarantors (the “Exchange Debt”), which are to be offered in exchange for an equivalent principal amount of the Partnership’s currently outstanding 5.65% Senior Notes due 2012 and the guarantees thereof by the Subsidiary Guarantors (the “Outstanding Debt”), all as more fully described in the Registration Statement. The Exchange Debt will be issued under the Partnership’s Indenture, dated as of January 18, 2005, as supplemented by that certain First Supplemental Indenture, dated as of January 18, 2005, that certain Second Supplemental Indenture, dated as of February 24, 2005, and that certain Third Supplemental Indenture, dated as of July 29, 2005 (as amended and supplemented, the “Indenture”), in each case among the Partnership, the Subsidiary Guarantors and Wachovia Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the “Prospectus”) contained in the Registration Statement.

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, in the form filed with the Commission; (ii) the Certificate of Limited Partnership of the Partnership and the respective certificates of limited partnership, incorporation or formation, as applicable (or similar organizational documents), of each of the Subsidiary Guarantors, as each is currently in effect; (iii) the Amended and Restated Agreement of Limited Partnership of the Partnership and the respective agreements of limited partnership, bylaws or operating agreements, as

Energy Transfer Partners, L.P.

November 23, 2005

applicable (or similar organizational documents), of each of the Subsidiary Guarantors, as each is currently in effect; (iv) the Indenture; (v) the form of the Exchange Debt; and (vi) resolutions of the Board of Directors of Energy Transfer Partners, L.L.C., as general partner of the general partner of the Partnership, and the board of managers, the board of directors, the general partners and the limited partners, as applicable, relating to, among other things, the issuance and exchange of the Exchange Debt for the Outstanding Debt and the filing of the Registration Statement. We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and representations of officers and other representatives of the Partnership and others.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Exchange Debt is duly authenticated in accordance with the provisions of the Indenture, and (iii) the Exchange Debt shall have been issued and delivered in exchange for the Outstanding Debt pursuant to the terms set forth in the Prospectus, the Exchange Debt will be valid and binding obligations of the Partnership, entitled to the benefits of the Indenture and enforceable against the Partnership, in accordance with their terms, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

The foregoing opinions are limited to the laws of the United States and the State of New York, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or exchange of the Exchange Debt.

We hereby consent to the reference to our firm under the headings “Legal Matters” in the Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ WINSTON & STRAWN LLP